EXHIBIT 10.1

SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT (the “Agreement”) is made as of March 17, 2015 by and among A. M. Castle & Co., a corporation organized and existing under the laws of the State of Maryland (the “Company”), the persons and entities listed on Schedule A hereto (collectively, the “Raging Capital Group” and each individually a “Member”) and Steven W. Scheinkman, Kenneth H. Traub and Allan J. Young only with respect to the provisions of this Agreement applicable to Messrs. Scheinkman, Traub and Young as indicated on the signature page hereto.
In consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT

1.	Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1:

“13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.
“2015 Annual Meeting” means the Company’s 2015 Annual Meeting of Stockholders, including any adjournment, postponement or continuation thereof.
“2015 Nominees” shall have the meaning set forth in Section 2.3 below.
“2016 Annual Meeting” means the Company’s 2016 Annual Meeting of Stockholders, including any adjournment, postponement or continuation thereof.
“2017 Annual Meeting” means the Company’s 2017 Annual Meeting of Stockholders, including any adjournment, postponement or continuation hereof.
“2018 Annual Meeting” means the Company’s 2018 Annual Meeting of Stockholders, including any adjournment, postponement or continuation hereof.
“Affiliate” shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, (a) the members of the Raging Capital Group and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another and (b) any business entity of which a Raging Capital Nominee is a member of the board of directors (or similar governing body) shall not be deemed to be an “Affiliate” of the Raging Capital Group solely due to such relationship.

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“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided that, for purposes of Sections 3.2(a) and (b) and Section 4.1(a) below, “Beneficially Own” and “Beneficial Ownership” shall include securities that are beneficially owned, directly or indirectly, by the Raging Capital Group, as a Receiving Party; provided, however, that the number of shares of Common Stock that a person is deemed to beneficially own pursuant to this proviso in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract.
“Board” means the Board of Directors of the Company.
“Bylaws” means the Amended and Restated Bylaws of the Company adopted August 13, 2013, as filed as Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on August 14, 2013.
“Common Stock” means shares of common stock of the Company, par value $0.01 per share.
“Confidential Information” shall have the meaning set forth in Section 5.2 below.
“Convertible Notes” means the Company’s 7% Convertible Senior Notes due 2017.
“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether (a) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property or (b) such contract conveys any voting rights in shares of Common Stock, without regard to any short or similar position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Extraordinary Transaction” shall have the meaning set forth in Section 4.1(c) below.
“Finance Committee” shall have the meaning set forth in Section 2.7 below.
“Governance Committee” shall have the meaning set forth in Section 2.3 below.
“Kreher” shall have the meaning set forth in Section 2.5 below.
“Maryland Courts” shall have the meaning set forth in Section 5.3 below.
“Member” shall have the meaning set forth in the preamble.
“Net Long Position” means such Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act; provided that, for the avoidance of doubt, “Net Long Position” shall not include any shares as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers to another person, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

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“Nominee Letter” shall have the meaning set forth in Section 2.11 below.
“Press Release” shall have the meaning set forth in Section 5.1 below.
“Raging Capital 13D Filing” shall have the meaning set forth in Section 2.12 below.
“Raging Capital Nomination” shall have the meaning set forth in Section 2.8 below.
“Raging Capital Nominees” shall have the meaning set forth in Section 2.2 below.
“Raging Capital Successor Designee” shall have the meaning set forth in Section 2.13 below.
“Representatives” means the directors, officers, employees and independent contractors, agents or advisors (including attorneys, accountants, financial advisors, and investment bankers) of the specified party or any of its Subsidiaries.
“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Exchange Act.
“Senior Notes” means the Company’s 12.75% Senior Secured Notes due 2016.
“Standing Committees” means the Audit Committee, Human Resources Committee and Governance Committee of the Board.
“Standstill Period” means the period beginning on the date hereof and ending on the date that is 30 days prior to the deadline for submission of stockholder nominations for director for the 2016 Annual Meeting pursuant to Article II, Section 12 of the Bylaws.
“Subsidiaries” means each corporation, limited liability company, partnership, association, joint venture or other business entity of which any party or any of its Affiliates owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote generally in the election of the members of the board of directors or similar governing body.
“Third Party” shall have the meaning set forth in Section 4.1(j) below.
“Traub Agreement” shall have the meaning set forth in Section 2.12 below.
“Voting Stock” shall mean shares of the Common Stock and any other securities of the Company having the power to vote in the election of members of the Board.

2.	Election of the Raging Capital Group’s Nominees to the Board, and Committees of the Board.

2.1 Effective as of the date hereof, John McCartney and Terrence J. Keating shall resign from the Board and the Board shall accept such resignations. Effective as of the date hereof, the Board shall elect each of Pamela Forbes Lieberman and Jonathan Mellin as Class I directors (with terms expiring at the 2017 Annual Meeting) to fill the vacancies created by the resignations of Messrs. McCartney and Keating pursuant to the preceding sentence.

2.2 Effective as of the date hereof, the Board shall elect Steven W. Scheinkman to the Board as a Class I director (with a term expiring at the 2017 Annual Meeting), shall elect Kenneth H. Traub to the Board as a Class II director (with a term expiring at the 2018 Annual Meeting) and shall elect

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Allan J. Young to the Board as a Class II director (with a term expiring at the 2018 Annual Meeting) (collectively, the “Raging Capital Nominees”).

2.3 The Governance Committee of the Board (the “Governance Committee”) shall recommend for nomination and the Board shall nominate for election at the 2015 Annual Meeting (a) the Raging Capital Nominees to serve in the Classes set forth in Section 2.2 and (b) two directors designated by the Board to serve as Class I directors and one director designated by the Board to serve as a Class II director (together with the Raging Capital Nominees, the “2015 Nominees”). The Board shall recommend a vote for the 2015 Nominees and shall solicit proxies from the Company’s stockholders for the election of the 2015 Nominees at the 2015 Annual Meeting in the same manner for all 2015 Nominees and devoting the same resources to such solicitation as in prior years.

2.4 Each Raging Capital Nominee has submitted to the Company a fully completed copy of the Company’s standard directors’ and officers’ questionnaire, conflict of interest questionnaire, and other reasonable and customary director onboarding documentation previously provided by the Company in connection with the appointment or election of a new director. Each Raging Capital Nominee will be governed by the same obligations regarding conflicts of interest, duties, confidentiality, trading and disclosure policies and other governance guidelines as are applicable to all other directors of the Company, all of which policies and guidelines as in effect on the date hereof have been provided by the Company to the Raging Capital Group. The Raging Capital Group and each Raging Capital Nominee will provide to the Company such information requested by the Company as is required to be disclosed in proxy statements under applicable law or would otherwise be necessary for inclusion of each Raging Capital Nominee on any Company slate.

2.5 The Company agrees that it will invite one Raging Capital Nominee to attend, in a nonvoting observer capacity, meetings of the board of directors of the Company’s Kreher Steel joint venture (“Kreher”), subject to the approval of Duferco Steel Inc. As a nonvoting observer, such Raging Capital Nominee will also be provided copies of all notices, minutes, consents and other materials or information that is provided to the directors of Kreher with respect to a meeting or any written consent in lieu of a meeting. Notwithstanding the foregoing, Kreher may exclude a nonvoting observer from access to any material or meeting or portion thereof if there exists a material conflict of interest involving such nonvoting observer relevant to the Kreher board’s activities.

2.6 Effective as of the date hereof, the Company shall appoint the Raging Capital Nominees to serve on the following committees of the Board: Steven W. Scheinkman-Audit Committee; Kenneth H. Traub-Finance Committee and Human Resources Committee; Allan J. Young-Finance Committee and Governance Committee. For so long as at least two Raging Capital Nominees remain members of the Board, one Raging Capital Nominee shall be offered the opportunity to be a member of each Standing Committee. At least one Raging Capital Nominee shall be offered the opportunity to be a member of each committee of the Board that may be created by the Board after the date hereof. The Company will not cause any Raging Capital Nominee to be removed or disqualified from any committee of the Board to which such individual was appointed pursuant to the terms of this Agreement, provided that (x) any such nominee satisfies all independence and other requirements under applicable law, the rules of the New York Stock Exchange (or any other securities exchange on which the Common Stock is listed or traded) and the applicable committee charter and (y) there are no material conflicts of interest involving such nominee relevant to the applicable committee’s activities.

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2.7 The Company agrees that, promptly after the date hereof, the Board shall take all action necessary to form a committee of the Board (the “Finance Committee”), with such committee having four total members, including (a) Messrs. Traub and Young and (b) two directors of the Company appointed by the Board. The chairman of the Finance Committee shall be selected by the Board. The purpose of the Finance Committee shall be to review, evaluate and make recommendations to the Board regarding the Company’s capital structure, working capital management and dividend policy. The Finance Committee shall be governed by a written charter to be agreed upon by the Company and the Raging Capital Group prior to the date hereof.

2.8 Raging Capital Master Fund, Ltd. hereby irrevocably withdraws its letter dated January 22, 2015 providing notice to the Company of its intention to nominate certain individuals for election as directors of the Company at the 2015 Annual Meeting (the “Raging Capital Nomination”) and each Member and each Raging Capital Nominee shall immediately cease, and shall cause each of its Affiliates and Representatives to immediately cease, all efforts, direct or indirect, in furtherance of the Raging Capital Nomination and any related solicitation in connection with the Raging Capital Nomination.

2.9 Notwithstanding anything to the contrary in this Agreement, if at any time after the date hereof, the members of the Raging Capital Group (together with their controlled Affiliates) cease collectively to Beneficially Own an aggregate Net Long Position in at least 1,762,835 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), then one Raging Capital Nominee selected by the Raging Capital Group (which shall initially be Allan J. Young) shall promptly tender his resignation from the Board and any committee of the Board on which he is a member; provided, that the Board may, but is not obligated, to accept any such resignation. In furtherance of the foregoing, Allan J. Young shall, prior to his election to the Board, execute an irrevocable resignation as director in the form attached hereto as Exhibit A.

2.10 The Company agrees that, from and after the date of this Agreement until one day after the 2016 Annual Meeting, the size of the Board shall be fixed at ten directors.

2.11 On or prior to the date hereof, the Raging Capital Group shall provide to the Company a letter executed by each Raging Capital Nominee (which shall be countersigned by the Company) in the form attached hereto as Exhibit B (the “Nominee Letter”).

2.12 On or prior to the date hereof, Raging Capital Management, LLC shall have entered into a written agreement with Kenneth H. Traub (the “Traub Agreement”) to reflect the oral understanding between Raging Capital Management, LLC and Mr. Traub with respect to Mr. Traub’s eligibility to receive a portion of the incentive allocation attributable solely to the performance of Raging Capital Master Fund, Ltd.’s investment in the Company’s Common Stock that is described in the Raging Capital Group’s Schedule 13D filed with the SEC on January 26, 2015 (the “Raging Capital 13D Filing”). The Raging Capital Group has provided the Company with a correct and complete copy of the Traub Agreement prior to the date hereof. Other than the Traub Agreement or as described in the Raging Capital 13D Filing, each of the Raging Capital Nominees solely on behalf of himself hereby severally and not jointly represents and agrees that he neither is, nor will he become, a party to any agreement, arrangement or understanding with any person or entity other than the Company in connection with his service or action as a director of the Company.

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2.13 If any Raging Capital Nominee ceases to be a member of the Board for any reason (other than (i) resignation of such director pursuant to Section 2.9, (ii) removal of such director by the stockholders of the Company or (iii) failure of such director to be re-elected by the stockholders to the Board at the end of his term), then the Raging Capital Group will be entitled to recommend, for consideration by the Board, another person (a “Raging Capital Successor Designee”) to serve as a director in place of such Raging Capital Nominee. Any Raging Capital Successor Designee must (i) be qualified to serve as a member of the Board under the Company’s Corporate Governance Guidelines; (ii) qualify as an “independent director” under applicable rules of the SEC and the rules of the New York Stock Exchange and under the Company’s Corporate Governance Guidelines; and (iii) be reasonably acceptable to the Board in its good faith business judgment after exercising its fiduciary duties. The Board will elect the Raging Capital Successor Designee as a director promptly after he has been recommended by the Raging Capital Group and approved by the Board in accordance herewith and such Raging Capital Successor Designee shall be elected to the same class as the Raging Capital Nominee that he is replacing. In the event the Board shall decline to accept a candidate recommended by the Raging Capital Group, the Raging Capital Group may propose a replacement, subject to the above criteria. Upon becoming a member of the Board, the Raging Capital Successor Designee will succeed to all of the rights and privileges of, and will be bound by the terms and conditions applicable to, a Raging Capital Nominee under this Agreement.

3.Representations and Warranties and Covenants.

3.1 Each of the parties hereto represents and warrants to the other parties that:

(a)such party has all requisite corporate or other authority and power necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b)the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(c)this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(d)this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

3.2 Each Member jointly represents and warrants that, as of the date of this Agreement, (a) the Raging Capital Group Beneficially Owns an aggregate of 4,630,795 shares of Common Stock, (b) except for such ownership, no member of the Raging Capital Group, individually or in the aggregate with all other members of the Raging Capital Group and its Affiliates has any other Beneficial Ownership of any Common Stock and (c) the Raging Capital Group, collectively with its Affiliates, has a Net Long Position of 4,630,795 shares of Common Stock. The Raging Capital Group shall notify the Company within three business days if its Net Long Position falls below the ownership threshold set forth in Section 2.9.

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3.3 During the Standstill Period, neither the Company and its officers, directors or Affiliates, on the one hand, nor any of the Members and their respective officers, directors or Affiliates or the Raging Capital Nominees or their Affiliates, on the other hand, shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement, or statement (including the filing of any document or report with the SEC or any other governmental agency unless required by law or the rules of any securities exchange on which the Common Stock is listed or traded and any disclosure to any journalist, member of the media, or securities analyst) concerning the other party or any of its respective past, present or future directors, director nominees, officers, members, employees, advisors or other Affiliates, which disparages such other party or any of such other party’s respective past, present, or future directors, director nominees, officers, members, employees, advisors or other Affiliates. The restrictions in this Section 3.3 shall not apply in any compelled testimony or production of information, either by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought to the extent legally required; provided, that the recipient of such legal process, subpoena, or request shall promptly notify the other parties hereto of the receipt of such legal process, subpoena or request so that such other parties may seek an appropriate protective order or other remedy and the recipient shall reasonably cooperate in connection therewith.

3.4 From and after the date of this Agreement, each Raging Capital Nominee shall be (a) compensated for his service as a director and will be reimbursed for his expenses on the same basis as all other non-employee directors of the Company; (b) granted equity-based compensation and other benefits on the same basis as all other non-employee directors of the Company; and (c) entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

3.5 The Company represents and warrants that the Bylaws and the Company policies and guidelines provided to the Raging Capital Nominees pursuant to Section 2.4 are true and correct and have not been amended or modified.

4.Covenants of the Raging Capital Group and Raging Capital Nominees.

4.1 Standstill. During the Standstill Period, the Raging Capital Group, each Member, each Raging Capital Nominee and each of their respective Affiliates shall not, without the prior written consent of the Company:

(a)own, acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, (i) Beneficial Ownership of any Common Stock representing in the aggregate in excess of 22.5% of the shares of Common Stock outstanding at any given time; provided that shares of Common Stock underlying Convertible Notes shall not be deemed to be Beneficially Owned, regardless of the ability of the holders thereof to convert such Convertible Notes into Common Stock at any given time, for purposes of calculating this ownership limitation unless and until such Convertible Notes are actually converted into Common Stock pursuant to the terms thereof, or (ii) Beneficial Ownership of any Senior Notes, Convertible Notes or any other interests in the Company’s indebtedness such that the aggregate principal amount of all such indebtedness exceeds $40,000,000; provided that nothing herein will require Common Stock to be sold to the extent the ownership limit in subparagraph (i) is exceeded solely as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

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(b)make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person with respect to the voting of, any Voting Stock of the Company (other than in a Raging Capital Nominee’s capacity as a member of the Board in a manner consistent with the Board’s recommendation in connection with such matter);

(c)separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent, submit a recommendation of, proposal for or offer of (with or without conditions) (including to the Board) any Extraordinary Transaction, except confidentially in a manner that would not be reasonably likely to require public disclosure. “Extraordinary Transaction” means any of the following involving the Company or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution;

(d)seek, propose or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to any Extraordinary Transaction, change in the structure or composition of the Board or change in executive officers of the Company, in each case, other than at the direction of the Board or through non-public communications with the officers and directors of the Company;

(e)form, join or in any way participate in a 13D Group (other than the Raging Capital Group, the Raging Capital Nominees and their current and future Affiliates);

(f)present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board (except with respect to the Raging Capital Nominees up for election at the 2015 Annual Meeting or the appointment of a Raging Capital Successor Designee) or seek the removal of any member of the Board, other than through action of the Board by a Raging Capital Nominee acting in his capacity as a director;

(g)grant any proxy, consent or other authority to vote with respect to any matter pertaining to the Company (other than to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting) or deposit any shares of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by the Raging Capital Group, the Raging Capital Nominees or their Affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(h)make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (x) in support of any solicitation described in clause (b) above, or (y) negatively commenting upon the Company, including the Company’s corporate strategy, business, corporate activities, Board or management (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices);

(i)institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

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(j)other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer or agree to sell shares of Common Stock (or securities convertible into Common Stock) or transfer any rights decoupled from the underlying Common Stock to any person or entity not a party to this Agreement (a “Third Party”) that would knowingly result in such Third Party, together with its affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of the Common Stock outstanding at such time or would knowingly increase the beneficial or other ownership interest of any Third Party who, together with its affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of the Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

(k)engage in any short sale of shares of Common Stock or any hedging, swap or derivatives transaction the effect of which directly reduces in any material respect the economic risk of ownership of the Company’s securities;

(l)seek to call, request the call of or join with any other stockholder in a request to call, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(m)control, influence or seek to control or influence the Board other than (i) through the Raging Capital Nominees, or (ii) through non-public communications with the officers and directors of the Company;

(n)request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.1; provided that the Raging Capital Group and the Raging Capital Nominees may confidentially request the Company to amend or waive any provision of this Section 4.1 in a manner that would not be reasonably likely to require public disclosure; or

(o)direct, instruct, assist or encourage any of their respective Subsidiaries, Representatives or Affiliates to take any such action.

Nothing in this Section 4.1 shall prohibit or in any way limit any actions that may be taken by the Raging Capital Nominees acting solely as directors of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising issues to the Board) consistent with their fiduciary duties as directors of the Company.
The restrictions in Section 4.1(k) shall continue to apply after the expiration of the Standstill Period for so long as the members of the Raging Capital Group (together with their controlled Affiliates) collectively Beneficially Own an aggregate Net Long Position in at least 1,762,835 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like) unless neither Allan J. Young nor any employee, officer or partner of any member of the Raging Capital Group or any Affiliate is serving on the Board at such time.
4.2 [intentionally omitted]

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4.3 Voting. No Member or Raging Capital Nominee shall make, and each Member and Raging Capital Nominee shall cause each of their Affiliates not to make, any objection to the election of the 2015 Nominees at the 2015 Annual Meeting. During the Standstill Period, each Member and Raging Capital Nominee shall, and shall cause each of their Affiliates to, cause all shares of Common Stock to which they are entitled to vote at the 2015 Annual Meeting or any special meeting of the Company’s stockholders to be present at such meeting for quorum purposes and to vote all of such shares:

(a) in the case of the 2015 Annual Meeting, in favor of (x) the election of each of the 2015 Nominees; (y)  the approval of the Company’s executive compensation; and (z) the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

(b) during the Standstill Period, at any special meeting of the Company’s stockholders, with respect to each proposal, in accordance with the recommendation of the Board; provided, however, if the Raging Capital Nominees do not concur with such recommendation in their capacities as directors of the Company, in accordance with the recommendation of Institutional Shareholder Services.

5.Miscellaneous.

5.1 Public Announcements. No later than 9:00 a.m., New York City time, on the first trading day after the date hereof, the Company and the Raging Capital Group shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit C (the “Press Release”). Neither the Company, the Raging Capital Group nor the Raging Capital Nominees shall make any public announcement or statement concerning or relating to this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party which shall not be unreasonably withheld. The Company acknowledges that the Raging Capital Group intends to file this Agreement and the agreed upon Press Release as an exhibit to its Schedule 13D pursuant to an amendment that the Company shall have the opportunity to review in advance. The Company shall have an opportunity to review in advance any Schedule 13D filing made by the Raging Capital Group with respect to this Agreement and the Raging Capital Group shall have an opportunity to review in advance the Form 8-K to be filed by the Company with respect to this Agreement.

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5.2 Confidentiality. Each Member acknowledges that certain information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Raging Capital Group by the Company or its Subsidiaries, or by the Company’s or its Subsidiaries’ Representatives. Each Member agrees that the Confidential Information shall be kept confidential and that the Members and their Representatives shall not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless disclosure is required by applicable laws or regulations or pursuant to legal, judicial or regulatory proceedings; provided, however, that the Members and their Representatives shall promptly notify the Company (to the extent legally permissible) of any such required disclosure so that the Company may seek (at its sole expense) an appropriate protective order or other remedy and the Members and their Representatives shall reasonably cooperate with the Company in connection therewith; provided, however, that the term “Confidential Information” shall not include information that (a) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by any Member or any Representative thereof in violation of the terms of this Agreement or any other agreement imposing an obligation on such Member or Representative to keep such information confidential, (b) was already in the possession of any Member or any Representative thereof prior to the date of this Agreement and not subject to any obligation to keep such information confidential, or (c) was independently developed or acquired by any Member or any Representative thereof without violating any of the obligations of any Member, the Raging Capital Group or their Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any Member or any Representative thereof and without use of any Confidential Information. Each Member will undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 5.2 by any Representatives of any Members, including taking all reasonable measures (including but not limited to court proceedings) to restrain Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information. Each Member acknowledges that the U.S. securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Member agrees to be bound by the blackout periods and trading restrictions set forth in the Company’s insider trading policy so long as any Raging Capital Nominee serves on the Board unless appropriate “information barriers” are established between those individuals who have had access to Confidential Information and those individuals who are engaged in the trading activities on behalf of the Members and such trading activities are conducted only in accordance with the policies and procedures governing information barriers and with applicable law.

5.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without giving effect to the principles of conflicts of laws. The parties agree that any state or federal court located in the State of Maryland (“Maryland Courts”) shall have exclusive jurisdiction with respect to all actions and proceedings arising out of or relating to this Agreement. Each party hereby (i) consents to submit itself to the personal jurisdiction of the Maryland Courts in the event any dispute among the parties arises out of or relates to this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other requests for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement in any other court and irrevocably waives the right to trial by jury in the event of any such dispute and (iv) irrevocably consents to service of process by delivery of notice complying with Section 5.6.

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5.4 Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any Member of the Raging Capital Group and the Raging Capital Nominees, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Raging Capital Group. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

5.5 Entire Agreement; Amendment. This Agreement, including the schedules and exhibits hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by all of the parties hereto.

5.6 Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt by email to all persons whose email addresses are set forth below, with a copy also sent by express overnight delivery service, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

If to the Raging Capital Group or the Raging Capital Nominees:
Raging Capital Management, LLC
Ten Princeton Avenue
P.O. Box 228
Rocky Hill, New Jersey 08553
Attention:    Frederick C. Wasch
Email:    fred@ragingcapital.com

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:    Steve Wolosky, Esq.
Email:    swolosky@olshanlaw.com

If to the Company, to:
A. M. Castle & Co.
1420 Kensington Road
Suite 220
Oak Brook, Illinois 60523
Attention:    Brian P. Anderson, Chairman of the Board
Email:    corporatesecretary@amcastle.com

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with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606-5096
Attention:    Eric Orsic, Esq.
Email:    eorsic@mwe.com

5.7 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.8 Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by means of electronic delivery of facsimile or .pdf signatures).

5.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

5.11 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

5.12 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

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5.13 Construction of Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

5.14 Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

5.15 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

5.16 Expenses. Within ten business days following receipt of reasonably satisfactory documentation thereof, the Company shall reimburse the Raging Capital Group for its reasonable out-of-pocket fees and expenses incurred in connection with the matters related to the 2015 Annual Meeting and the negotiation, execution and effectuation of this Agreement, in an amount not to exceed $90,000; provided, that the Company shall not be obligated to reimburse the Raging Capital Group for any compensatory amounts paid by the Raging Capital Group or its Affiliates to the Raging Capital Nominees. All other fees and expenses incurred by each of the parties hereto in connection with the matters contemplated by this Agreement shall be borne by such party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

A. M. CASTLE & CO.

By:	/s/ Marec E. Edgar
Name:	Marec E. Edgar
Title:	Vice President, General Counsel & Secretary

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RAGING CAPITAL MASTER FUND, LTD.

By:	Raging Capital Management, LLC Investment Manager

By:	/s/ William C. Martin
Name: William C. Martin
Title: Chairman, Chief Investment Officer and Managing Member

RAGING CAPITAL MANAGEMENT, LLC

By:	/s/ William C. Martin
Name: William C. Martin
Title: Chairman, Chief Investment Officer and Managing Member
/s/ William C. Martin
William C. Martin

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/s/ Steven W. Scheinkman
Steven W. Scheinkman, solely with respect to Sections 2.4, 2.8, 2.9, 2.12 (last sentence only), 3.1, 3.3, 3.4, 4 and 5 (excluding 5.2)
/s/ Kenneth H. Traub
Kenneth H. Traub, solely with respect to Sections 2.4, 2.8, 2.9, 2.12 (last sentence only), 3.1, 3.3, 3.4, 4 and 5 (excluding 5.2)
/s/ Allan J. Young
Allan J. Young, solely with respect to Sections 2.4, 2.8, 2.9, 2.12 (last sentence only), 3.1, 3.3, 3.4, 4 and 5 (excluding 5.2)

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SCHEDULE A

RAGING CAPITAL GROUP
Raging Capital Master Fund, Ltd.
Raging Capital Management, LLC
William C. Martin

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EXHIBIT A
RESIGNATION
March 17, 2015
Board of Directors
A. M. Castle & Co.
1420 Kensington Road
Suite 220
Oak Brook, Illinois 60523

Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to that certain Settlement Agreement, dated as of March 17, 2015, by and among A. M. Castle & Co., the members of the Raging Capital Group and the Raging Capital Nominees signatory thereto (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, such time as the members of the Raging Capital Group (together with their controlled Affiliates) cease collectively to Beneficially Own an aggregate Net Long Position in at least 1,762,835 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Name: Allan J. Young

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EXHIBIT B
FORM OF NOMINEE LETTER
March 17, 2015
Board of Directors
A. M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523

Re: Consent
Ladies and Gentlemen:
This letter is delivered pursuant to Section 2.11 of the Settlement Agreement, dated as of March 17, 2015, by and among A. M. Castle & Co., the members of the Raging Capital Group and the Raging Capital Nominees signatory thereto (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
In connection with the Agreement, I hereby consent to (i) serve as a director of the Company effective as of the date of the Agreement, (ii) be named as a nominee for the position of director of the Company in the Company’s proxy statement for the 2015 Annual Meeting and (iii) serve as a director if I am so elected at the 2015 Annual Meeting. I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements under applicable law.
Assuming the absence of material conflicts of interest involving me relevant to such committee’s activities, at all times that I am a director of the Company, regardless of whether a member of such committee, I shall be entitled to attend any meeting of any committee of the Board and participate as a non-voting member (if not a committee member), including the right to simultaneously receive any materials distributed to any committee members.
At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Corporate Governance Guidelines, Code of Ethics for Directors, Related Party Transactions Policy, Insider Trading Policy and Director Stock Ownership Guidelines, in each case that have been identified to me, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees [(collectively, “Company Information”); provided, however, that notwithstanding the foregoing or any policies or guidelines of the Company to the contrary, I shall be permitted to share Company Information with the Raging Capital Group subject to its confidentiality obligations set forth in Section 5.2 of the Agreement](1).

(1) Include bracketed language in Young letter.

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Sincerely,

Name:

ACKNOWLEDGED AND AGREED:

A. M. CASTLE & CO.

By:
Name:
Title:

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EXHIBIT C
PRESS RELEASE

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